CONVENIENCE TRANSLATION

Exhibit (a)(15)

Custody Account with purchase prices as of 5 December 2006 Classification by structure

Schering AG
Client number:	700 2415008
Subportfolio number:	03

Asset	Name	WKN/ Account number	Currency	Purchase price	Stock price	Profit/loss in Euro	Market value in Euro	Quota in %
				Exchange rate at purchase	Exchange rate	Profit/loss in %	Thereof accrued interest

Shares							293,403,013.00	100.00
3,124,300	Schering AG bearer shares O.N.	717200	EUR	45.38911	93.91000	151,593,831.94 106.90	293,403,013.00 0.00	100.00

Total amount						151,593,831.94	293,403,013.00	100.00

Prepared on 5 December 2006 at 08:13                                                        page 1 of 1